PORTLAND GENERAL ELECTRIC COMPANY

MANAGEMENT DEFERRED COMPENSATION PLAN

Effective as of March 12, 2003

TABLE OF CONTENTS

Page

ARTICLE I PURPOSE *

1.2 Purpose *

1.3 Effective Date *

1.4 Plan Sponsor *

ARTICLE II DEFINITIONS *

2.1 Account *

2.2 Administrative Committee *

2.3 Base Salary *

2.4 Beneficiary *

2.5 Board *

2.6 Bonuses *

2.7 Change in Control *

2.8 Company *

2.9 Compensation *

2.10 Compensation Committee *

2.11 Deferral Election *

2.12 Determination Date *

2.13 Direct Subsidiary *

2.14 Eligible Employee *

2.15 Financial Emergency *

2.16 Incentive Compensation *

2.17 Indirect Subsidiary *

2.18 Interest *

2.19 Paid Time Off *

2.20 Paid Time Off Cancellation *

2.21 Participant *

2.22 Participating Employer *

2.23 Pension Plan *

2.24 Plan *

2.25 Policies *

2.26 President *

ARTICLE III ELIGIBILITY AND DEFERRALS *

3.1 Eligibility *

3.2 Deferral Elections *

3.3 Limits on Elective Deferrals *

3.4 Matching Contributions *

3.5 Welfare Benefits *

ARTICLE IV DEFERRED COMPENSATION ACCOUNT *

4.1 Crediting to Account *

4.2 Determination of Accounts *

4.3 Vesting of Accounts *

4.4 Statement of Accounts *

ARTICLE V PLAN BENEFITS *

5.1 Benefits *

5.2 Withdrawals for Financial Emergency *

5.3 Form of Benefit Payment *

5.4 Accelerated Distribution *

5.5 Withholding; Payroll Taxes *

5.6 Commencement of Payments *

5.7 Full Payment of Benefits *

5.8 Payment to Guardian *

ARTICLE VI RESTORATION OF PENSION PLAN BENEFITS *

6.1 Pension Plan *

6.2 Restoration of Pension Plan Benefits *

6.3 Restoration of Pension Plan Benefits in Event of Change in Control *

ARTICLE VII BENEFICIARY DESIGNATION *

7.1 Beneficiary Designation *

7.2 Amendments *

7.3 No Beneficiary Designation *

7.4 Effect of Payment *

ARTICLE VIII ADMINISTRATION *

8.1 Administrative Committee; Duties *

8.2 Agents *

8.3 Binding Effect of Decisions *

8.4 Indemnity of Administrative Committee; Compensation Committee *

8.5 Availability of Plan Documents *

8.6 Cost of Plan Administration *

ARTICLE IX CLAIMS PROCEDURE *

9.1 Claim *

9.2 Denial of Claim *

9.3 Review of Claim *

9.4 Final Decision *

ARTICLE X AMENDMENT AND TERMINATION OF PLAN *

10.1 Amendment *

10.2 Termination *

10.3 Payment at Termination *

ARTICLE XI MISCELLANEOUS *

11.1 Unfunded Plan *

11.2 Liability *

11.3 Trust Fund *

11.4 Nonassignability *

11.5 Not a Contract of Employment *

11.6 Protective Provisions *

11.7 Governing Law *

11.8 Terms *

11.9 Validity *

11.10 Notice *

11.11 Successors *

Index of Terms

TERM	PROVISION	PAGE

Account	2.1
Administrative Committee	2.2

Base Salary	2.3
Beneficiary	2.4
Board	2.5
Bonuses	2.6

Change in Control	2.7
Company	2.8
Compensation	2.9
Compensation Committee	2.10

Deferral Election	2.11
Determination Date	2.12
Direct Subsidiary	2.13

Eligible Employee	2.14
ERISA	3.5
Exchange Act

Financial Emergency

Incentive Compensation
Indirect Subsidiary
Interest

Paid Time Off
Paid Time Off Cancellation
Participant
Participating Employer
Pension Plan
PGC
PGE
Plan
Policies
President

PORTLAND GENERAL ELECTRIC COMPANY

MANAGEMENT DEFERRED COMPENSATION PLAN

  PURPOSE

    Purpose

    The purpose of this Management Deferred Compensation Plan is to provide elective deferred compensation in excess of the limits on elective deferrals under qualified cash or deferred arrangements. It is intended that the Plan will aid in attracting and retaining personnel of exceptional ability.

    Effective Date

    Prior to March 12, 2003, the Portland General Electric Company (the "Company") was a participating employer in the Portland General Holdings, Inc. Management Deferred Compensation Plan ("PGH Plan"). The Company's liabilities under the PGH Plan consisted solely of liabilities attributable to benefits accrued during the time that participants in the PGH Plan were employed by and reported on the payroll of the Company or World Trade Center Northwest Corporation ("PGE Liabilities"). The Plan is hereby established by the Company effective March 12, 2003, as a successor plan with respect to all of the PGE Liabilities; on March 12, 2003, all of the PGE Liabilities as of the close of business on March 11, 2003, were transferred to the Plan, so that the Company had no remaining liability for the payment of any benefits under the PGH Plan, and all of the PGE Liabilities became the obligation of the Company under the Plan. Further, neither the Plan nor the Company assumes or has any liability for the payment of any benefits owed by any other participating employers in the PGH Plan, whether by reason of the Plan's establishment, its sponsorship by the Company, the transfer of the PGE Liabilities to the Plan, or otherwise.

    Any elections made by Participants under the PGH Plan prior to March 12, 2003 shall continue to be in effect under the Plan.

    Plan Sponsor

  The Plan is adopted for the benefit of selected employees of the Company and selected employees of any corporations or other entities affiliated with or subsidiary to it, if such corporations or entities are selected by the Board. The Company assumes no liability for the payment of any Plan benefit owed by any other Participating Employer, as defined herein, by reason of accepting Plan sponsorship.

  DEFINITIONS

    Account

    "Account" means the account maintained by a Participating Employer in accordance with ARTICLE IV with respect to any deferral of Compensation pursuant to this Plan.

    Administrative Committee

    "Administrative Committee" means the persons designated by the Board to administer the Plan.

    Base Salary

    "Base Salary" means the Eligible Employee's actual base pay in the pay period and, except as provided herein, excluding any bonuses and/or overtime pay.

    Beneficiary

    "Beneficiary" means the person, persons or entity entitled under Article VII to receive any Plan benefits payable after a Participant's death.

    Board

    "Board" means the Board of Directors of Portland General Electric Company.

    Bonuses

    "Bonuses" means Corporate Incentive Plan Awards, Notable Achievement Awards, and any other form of cash Incentive Compensation explicitly designated as deferrable pursuant to this Plan by the Deferral Election form approved by the Administrative Committee.

    Change in Control

    "Change in Control" means an occurrence in which:

      Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Portland General Electric Company ("PGE"), any trustee or other fiduciary holding securities under the employee benefit plan of PGE, or any Employer owned, directly or indirectly, by the stockholders of PGE in substantially the same proportions as their ownership of stock of PGE), is or becomes the "beneficial owner" (as defined in Rule 13d-3) under the Exchange Act), directly or indirectly, of securities representing thirty percent (30%) or more of the combined voting power of PGE's then outstanding voting securities; or

      During any period or two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by PGE's stockholders was approval by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

    Company

    "Company" means Portland General Electric Company, an Oregon corporation.

    Compensation

    "Compensation" means the total of the following, before reduction for elective deferrals under this Plan or a Participating Employer's tax qualified Retirement Savings Plan or any other flexible benefit plan:

      Base Salary;

      Bonuses;

      Any interest on the above payments credited by a Participating Employer for the benefit of an Eligible Employee prior to the date of payment, without respect to any deferral of Compensation made pursuant to this Plan, by a Participating Employer.

    Compensation, for purposes of this Plan, may include any new form of cash remuneration paid by a Participating Employer to any Eligible Employee which is explicitly designated as deferrable pursuant to this Plan by the Deferral Election form approved by the Administrative Committee. Compensation for purposes of this Plan, does not include expense reimbursements, imputed income, or any form of noncash compensation or benefits.

    Compensation Committee

    "Compensation Committee" means the Compensation Committee of the Board.

    Deferral Election

    "Deferral Election" means the election completed by Participant in a form approved by the Administrative Committee which indicates Participant's irrevocable election to defer Compensation as designated in the Deferral Election, pursuant to ARTICLE III.

    Determination Date

    "Determination Date" means the last day of each calendar month.

    Direct Subsidiary

    "Direct Subsidiary" means any corporation of which a Participating Employer owns at least eighty percent (80%) of the total combined voting power of all classes of its stock entitled to vote.

    Eligible Employee

    "Eligible Employee" means an employee of a Participating Employer who:

      Is exempt;

      Is not covered by a collective bargaining agreement; and

      If employed for the entire calendar year, receives or, based on current levels of base pay is expected to receive, Compensation from one (1) or more Participating Employers in the calendar year, in an amount equal to or in excess of the threshold amount described in 2.14-5 below, or

      If employed for a part of the calendar year, receives or, based on an annualized level of base pay would have received, Compensation from one (1) or more Participating Employers in the calendar year, in an amount equal to or in excess of the threshold amount described in 2.14-5 below. Notwithstanding the above, eligibility is at the discretion of the Administrative Committee.

      The threshold amount in calendar year 2003 and any subsequent year shall be one hundred and twenty-five thousand dollars ($125,000). Such amount may be adjusted by the Administrative Committee each subsequent calendar year at the same time and in not less than the percentage ratio as the cost of living adjustment in the dollar limit on defined benefits under Section 415(d) of the Internal Revenue Code.

    Financial Emergency

    "Financial Emergency" means a financial need resulting from a serious unforeseen personal or family emergency, such as an act of God, an adverse business or financial transaction, divorce, serious illness or accident, or death in the family.

    Incentive Compensation

    "Incentive Compensation" means payments made to a Participant in recognition of meritorious work performance but shall not include, without limitation, any payment received as moving expense, mortgage expense or mortgage interest reimbursement.

    Indirect Subsidiary

    "Indirect Subsidiary" means any corporation of which a Participating Employer directly and constructively owns at least eighty percent (80%) of the total combined voting power of all classes of its stock entitled to vote. In determining the amount of stock of a corporation that is constructively owned by a Participating Employer, stock owned, directly or constructively, by a corporation shall be considered as being owned proportionately by its shareholders according to such shareholders' share of voting power of all classes of its stock entitled to vote.

    Interest

    "Interest" means the interest yield computed at the monthly equivalent of an annual yield that is three (3) percentage points higher than the annual yield on Moody's Average Corporate Bond Yield Index for the three (3) calendar months preceding the immediately prior month as published by Moody's Investors Service, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Board.

    Paid Time Off

    "Paid Time Off" means those vacation and holiday days for which the Employer pays employees for time not worked.

    Paid Time Off Cancellation

    "Paid Time Off Cancellation" means cash payments made in lieu of Paid Time Off earned by an Eligible Employee.

    Participant

    "Participant" means any Eligible Employee who has elected to make deferrals under this Plan.

    Participating Employer

    "Participating Employer" means the Company or any affiliated or subsidiary company designated by the Board as a Participating Employer under the Plan, as long as such designation has become effective and continues to be in effect. The designation as a Participating Employer shall become effective only upon the acceptance of such designation and the formal adoption of the Plan by a Participating Employer. A Participating Employer may revoke its acceptance of designation as a Participating Employer at any time, but until it makes such revocation, all of the provisions of this Plan and any amendments thereto shall apply to the Eligible Employees of the Participating Employer and their Beneficiaries.

    Pension Plan

    "Pension Plan" means the Participating Employer's Pension Plan, as may be amended from time to time, and any successor defined benefit retirement income plan or plans maintained by the Participating Employer which qualify under Section 401(a) of the Internal Revenue Code.

    Plan

    "Plan" means the Portland General Electric Company Management Deferred Compensation Plan, as may be amended from time to time.

    Policies

    "Policies" means any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Participating Employer.

    President

  "President" means the President of the Company.

  ELIGIBILITY AND DEFERRALS

    Eligibility

      General. An Eligible Employee who has completed one (1) year of continuous employment with one (1) or more Participating Employers shall be eligible to participate by making a Deferral Election under Paragraph 3.2 below. The Administrative Committee shall notify Eligible Employees about the Plan and the benefits provided under it. The requirement of one (1) year of continuous employment may be waived by the Administrative Committee.

      Cessation of Eligibility. An Eligible Employee who ceases to be an employee of a Participating Employer or to satisfy condition 2.14-1, 2.14-2 or 2.14-3 of the definition of Eligible Employee shall cease participating as to new deferrals immediately.

    Deferral Elections

      Time of Elections. An Eligible Employee may elect to participate in the Plan with respect to any Compensation and/or Paid Time Off Cancellation designated in a Deferral Election in a form approved by the Administrative Committee. The Deferral Election must be filed with the Administrative Committee no later than December 15, or such shorter period as is designated in the Deferral Election form. A Deferral Election for a new form of cash remuneration may be made at such other time before a Participant becomes entitled to receipt thereof, as may be approved by the Administrative Committee.

      Mid-Year Eligibility. If an individual first becomes eligible to participate during a calendar year and wishes to defer Compensation and/or Paid Time Off Cancellation during the remainder of the year, a Deferral Election may be filed no later than thirty (30) days following notification of eligibility to participate to the individual by the Administrative Committee. Such Deferral Election shall be effective only with regard to Compensation and/or Paid Time Off Cancellation earned after it is filed with the Administrative Committee.

      Irrevocability. A Deferral Election for the following calendar year shall become irrevocable on the December 15 by which it is due under Paragraph 3.2-1 and a Deferral Election for the current calendar year shall become irrevocable upon filing with the Administrative Committee under Paragraph 3.2-2.

      Transfer to a Participating Employer. If a Participant transfers employment from one (1) Participating Employer to another Participating Employer, the Participant's Deferral Election shall remain in effect for the remainder of the calendar year with respect to Compensation earned by the individual after the transfer to the new Participating Employer.

    Limits on Elective Deferrals

    A Participant may elect to defer up to eighty percent (80%) of Base Salary and up to one hundred percent (100%) of Bonuses or form of cash remuneration as approved by the Administrative Committee. The level of deferral elected in either case must be in one percent (1%) increments. A Participant may elect to defer up to one hundred twenty (120) hours per year of Paid Time Off in one-tenth (1/10) hour increments, but may not defer any Paid Time Off earned in prior calendar years, or the first two hundred (200) hours of Paid Time Off earned in the calendar year to which the Deferral Election relates.

    Matching Contributions

    The Participating Employer shall provide a matching contribution for each Participant who is making deferrals of Base Salary under this Plan. The matching contribution shall be three percent (3%) of the Participant's annual elective Base Salary deferral under this Plan. For purposes of this provision, Base Salary shall not include amounts received as a Nuclear Regulatory Commission licensing bonus.

    Welfare Benefits

  Compensation deferred under this Plan shall constitute compensation for purposes of any welfare plans, (as defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored by the Participating Employer.

  3.6 Nonduplication of Benefits

  The PGE Liabilities shall be payable under this Plan, but no benefits shall be earned under this Plan which duplicate benefits earned under the PGH Plan.

  DEFERRED COMPENSATION ACCOUNT

    Crediting to Account

    The amount of the elective deferrals and matching contributions for a Participant under this Plan shall be credited to an Account for the Participant on the books of the Participating Employer at the time the Compensation would have been paid in cash. Any taxes or other amounts due from the Participant with respect to the deferred Compensation under federal, state or local law, such as a Participant's share of FICA, shall be withheld from nondeferred Compensation payable to the Participant at the time the deferred amounts are credited to the Account. If at the time of such credit, there is not sufficient nondeferred compensation to make the required tax withholding, the amount deferred shall be reduced to allow the Company to comply with the tax withholding required.

    Determination of Accounts

    The last day of each calendar month shall be a Determination Date. Each Participant's Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, plus the Participant's elective deferrals, matching contributions, and Interest credited under this Plan, minus the amount of any distributions made from this Plan since the immediately preceding Determination Date. Interest credited shall be calculated as of each Determination Date based upon the average daily balance of the Account since the preceding Determination Date.

    Vesting of Accounts

    Account balances in this Plan shall be fully vested at all times.

    Statement of Accounts

  The Administrative Committee shall submit to each Participant, after the close of each calendar quarter and at such other times as determined by the Administrative Committee a statement setting forth the balance of the Account maintained for the Participant.

  PLAN BENEFITS

    Benefits

      Entitlement to Benefits at Termination. Benefits under this Plan shall be payable to a Participant on termination of employment with all Participating Employers, or on such subsequent date elected by a Participant and approved by the Administrative Committee on the Participant's Deferral Election. The amount of the benefit shall be the balance of the Participant's Account including Interest to the date of payment, in the form elected under Paragraph 5.3 below.

      Notwithstanding the above, if a Participant transfers employment from a Participating Employer to an affiliate of the Company, including subsidiaries and joint venture partners, the status of which shall be determined at the discretion of the Administrative Committee, the Participating Employer shall continue to maintain the Participant's Account pursuant to ARTICLE IV. Benefits shall be payable to such Participant under this section or Section 5.1-2 below in the case of such employment by an affiliated company, when the Participant is no longer employed by any affiliated company, as determined at the discretion of the Administrative Committee.

      Entitlement to Benefits at Death. Upon the death of a Participant for whom an Account is held under this Plan, a death benefit shall be payable to the Participant's Beneficiary in the same form as the Participant elected for payments at termination of employment, under Paragraph 5.3 below. The amount of the benefit shall be the balance of the Participant's Account including Interest to the date of payment.

    Withdrawals for Financial Emergency

    A Participant may withdraw part or all of the Participant's Account for a Financial Emergency as follows:

      Determination. The existence of a Financial Emergency and the amount to be withdrawn shall be determined by the Administrative Committee.

      Suspension. A Participant who makes a withdrawal for Financial Emergency from any company-sponsored deferral plan, whether qualified or nonqualified, shall be suspended from participation in this Plan for twelve (12) months from the date of such withdrawal. Compensation and/or Paid Time Off Cancellation payable during such suspension that would have been deferred under this Plan shall instead be paid to the Participant. No matching contribution shall be credited to a Participant's Account under this Plan during any period of suspension.

    Form of Benefit Payment

      The Plan benefits attributable to the elective deferrals for any calendar year shall be paid in one (1) of the forms set out below, as elected by the Participant in the form of payment designation filed with the Deferral Election for that year. The forms of benefit payment are:

        A lump-sum payment;

        Monthly installment payments in substantially equal payments of principal and Interest over a period of up to one hundred eighty (180) months. The amount of the installment payment shall be redetermined on the first day of the month coincidental with or next following the anniversary of the date of termination each year, based upon the then current rate of Interest, the remaining Account balance, and the remaining number of payment periods; or

        For Participants designated by the President to the Administrative Committee, monthly installment payments over a period of up to one hundred eighty (180) months, consisting of interest only payments for up to one hundred twenty (120) months and principal and interest payments of the remaining Account balance over the remaining period. The amount of the installment payment shall be redetermined on the first day of the month coincidental with or next following the anniversary of the date of termination each year, based upon the then current rate of Interest, the remaining Account balance, and the remaining number of payment periods.

        In the event the account balance is ten thousand dollars ($10,000) or less, that benefit will be paid out in a lump sum notwithstanding the form of benefit payment elected by the Participant.

      A Participant may elect to file a change of payment designation which shall supersede all prior form of payment designations with respect to the Participant's entire Account. The Participant may redesignate a combination of lump sum and monthly installments if approved by the Administrative Committee. If, upon termination, the Participant's most recent change of payment designation has not been in effect for twelve (12) full months prior to such termination, then the prior election shall be used to determine the form of payment. The Administrative Committee may, in his sole discretion, direct that plan benefits be paid pursuant to the change of payment designation, notwithstanding the twelve (12) month requirement.

      Participants designated by the President to the Administrative Committee may elect to file a change of payment designation which shall supersede all prior form of payment designations with respect to the Participant's entire Account. The Participant may redesignate monthly installment payments over a period of up to one hundred eighty (180) months, consisting of interest only payments for up to one hundred twenty (120) months and principal and interest payments of the remaining Account balance over the remaining period. To be effective, such designation must be approved by the President and the Administrative Committee. If, upon termination, the Participant's most recent change of payment designation has not been in effect for twelve (12) full months prior to such termination, then the prior election shall be used to determine the form of payment. The Administrative Committee may, in his sole discretion, direct that Plan benefits be paid pursuant to the change of payment designation, notwithstanding the twelve (12) month requirement.

    Accelerated Distribution

    Notwithstanding any other provision of the Plan, a Participant shall be entitled to receive, upon written request to the Administrative Committee, a lump-sum distribution of all or a portion of the vested Account balance, subject to the following:

      Penalty.

        If the distribution is requested within thirty-six (36) months following a Change in Control, six percent (6%) of the account shall be forfeited and ninety-four percent (94%) of the account paid to the Participant.

        If the distribution is requested at any time other than that in (i) above, ten percent (10%) of the account shall be forfeited and ninety percent (90%) of the account paid to the Participant.

      Suspension. A Participant who receives a distribution under this section shall be suspended from participation in this Plan for twelve (12) calendar months from the date of such distribution. All eligibility requirements must be met to reenter the Plan. The account balance shall be as of the Determination Date immediately preceding the date on which the Administrative Committee receives the written request. The amount payable under this section shall be paid in a lump sum within sixty-five (65) days following the receipt of the Participant's written request by the Administrative Committee.

    Withholding; Payroll Taxes

    Each Participating Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant's wages for the federal or any state or local government. Withholding shall also apply to payments to a Beneficiary unless an election against withholding is made under Section 3405(a)(2) of the Internal Revenue Code.

    Commencement of Payments

    Payment shall commence at the discretion of the Administrative Committee, but not later than sixty-five (65) days after the end of the month in which a Participant retires, dies or otherwise terminates employment unless the Participant's Deferral Election, approved by the Administrative Committee, provides for a later commencement date. All payments shall be made as of the first day of the month.

    Full Payment of Benefits

    Notwithstanding any other provision of this Plan, all benefits shall be paid no later than one hundred eighty (180) months following the date payment to a Participant commences.

    Payment to Guardian

  If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Administrative Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Administrative Committee may require proof of incompetency, minority, incapacity or guardianship as he may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Administrative Committee, the Participating Employer, and the Company from all liability with respect to such benefit.

  RESTORATION OF PENSION PLAN BENEFITS

    Pension Plan

    If a Participating Employer maintains a tax qualified Pension Plan for the benefit of eligible employees, and the Pension Plan provides benefits determined under a formula that is based in part on the employee's nondeferred compensation, a Participant in this Plan may receive a smaller benefit under the Pension Plan as a result of electing deferrals under this Plan.

    Restoration of Pension Plan Benefits

In addition to the benefits payable under Paragraph 5.1 above, Participating Employer shall pay to any Participant whose Pension Plan benefit is not restored under any other employee or executive benefit plan maintained by Participating Employer, a benefit payment equal to the excess of (b) over (a) as follows:

(a) The actuarial equivalent lump sum present value of the retirement income (or death benefit) payable (either immediately or deferred) under the Pension Plan; and

    the actuarial equivalent lump sum present value of the retirement income (or death benefit) that would have been payable under the Pension Plan if Participant had made no Deferral Elections in any calendar year under this Plan or under the Portland General Holdings, Inc. Management Deferred Compensation Plan.

The actuarial equivalent lump sum present values shall be calculated in the same manner and using the same factors as are used to calculate lump-sum distributions under the Pension Plan. If Participant terminates employment prior to attaining the age of fifty-five (55), payment of the restoration of Pension Plan benefits shall be made as if Participant had made a lump-sum election pursuant to Paragraph (a) above with respect to the payment of the restoration of Pension Plan benefits. If Participant terminates employment upon or after attaining the age of fifty-five (55), payment of the restoration of Pension Plan benefits shall be made as if Participant had made an election to receive monthly installment payments in substantially equal payments of principal and Interest over a period of one hundred twenty (120) months pursuant to Paragraph 5.3-1(b) above with respect to the payment of the restoration of Pension Plan benefits. In the event the actuarial equivalent lump sum present value is ten thousand dollars ($10,000) or less, that benefit will be paid out in a lump sum.

    Restoration of Pension Plan Benefits in Event of Change in Control

In the event of a Change in Control, and a subsequent termination of the Pension Plan within three (3) years following a Change in Control, all Plan Participants shall receive a restoration of Pension Plan benefits under Paragraph 6.2.

  BENEFICIARY DESIGNATION

    Beneficiary Designation

    Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as the Participant's Beneficiary, primary as well as secondary, to whom benefits under this Plan shall be paid in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Administrative Committee and will be effective only when filed with the Administrative Committee during the Participant's lifetime.

    Amendments

    Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Administrative Committee. If a Participant's Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

    No Beneficiary Designation

    In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease a Participant, the Participant's estate shall be the Beneficiary. If a Beneficiary dies after a Participant and before payment of benefits under this Plan has been completed, the remaining benefits shall be payable to the Beneficiary's estate.

    Effect of Payment

  Payment to the Beneficiary shall completely discharge the Participating Employer's obligations under this Plan.

  ADMINISTRATION

    Administrative Committee; Duties

    This Plan shall be administered by a Administrative Committee appointed by the Board. The members of the Administrative Committee may be Participants under this Plan. The Administrative Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan as may arise in connection with the Plan. The Administrative Committee shall report to the Compensation Committee on an annual basis regarding Plan activity, and at such other times as may be requested by the Compensation Committee.

    Agents

    In the administration of this Plan, the Administrative Committee may, from time to time, employ agents and delegate to such agents, including employees of any Participating Employer, such administrative duties as it sees fit, and may from time to time consult with counsel, who may be counsel to any Participating Employer.

    Binding Effect of Decisions

    The decision or action of the Administrative Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

    Indemnity of Administrative Committee; Compensation Committee

    Each Participating Employer shall indemnify and hold harmless the Administrative Committee, the Compensation Committee, and their individual members against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

    Availability of Plan Documents

    Each Participant shall receive a copy of this Plan, and the Administrative Committee shall make available for inspection by any Participant a copy of the rules and regulations used in administering the Plan.

    Cost of Plan Administration

  The Company shall bear all expenses of administration of this Plan. However, a ratable portion of the expense shall be charged back to each Participating Employer.

  CLAIMS PROCEDURE

    Claim

    Any person claiming a benefit, requesting an interpretation or ruling under the Plan or requesting information under the Plan shall present the request in writing to the Administrative Committee or its delegatee who shall respond in writing as soon as practicable.

    Denial of Claim

    If the claim or request is denied, the written notice of denial shall state:

      The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

      A description of any additional material or information required and an explanation of why it is necessary.

      An explanation of the Plan's claim review procedure.

    Review of Claim

    Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Administrative Committee. The claim or request shall be reviewed by the Administrative Committee, who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

    Final Decision

  The decision by the Administrative Committee on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

  AMENDMENT AND TERMINATION OF PLAN

    Amendment

    The Administrative Committee may amend the Plan from time to time as may be necessary for administrative purposes and legal compliance of the Plan, provided, however, that no such amendment shall affect the benefit rights of Participants or Beneficiaries in the Plan. The Compensation Committee may amend the Plan at any time, provided, however, that no amendment shall be effective to decrease or restrict the accrued rights of Participants and Beneficiaries to the amounts in their Accounts at the time of the amendment. Such amendments shall be subject to the following:

      Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account to the date such notice of the amendment is given.

      Changes in Interest Rate. No amendment shall reduce the rate of Interest to be credited, after the date of the amendment, on the amount already accrued in any Account or on the deferred Compensation credited to any Account under Deferral Elections already in effect on the date of the amendment.

    Termination

    The board of directors of each Participating Employer may at any time, in its sole discretion, terminate or suspend the Plan in whole or in part for that Participating Employer. However, no such termination or suspension shall adversely affect the benefits of Participants which have accrued prior to such action, the benefits of any Participant who has previously retired, the benefits of any Beneficiary of a Participant who has previously died, or already accrued Plan liabilities between Participating Employers.

    Payment at Termination

  If the Plan is terminated, payment of each Account to a Participant or a Beneficiary for whom it is held shall commence pursuant to Paragraph 5.6, and shall be paid in the form designated by the Participant.

  MISCELLANEOUS

    Unfunded Plan

    This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and commence termination payout under 10.3 above for all or certain Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. This Plan is not intended to create an investment contract, but to provide retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are select members of management who, by virtue of their position with Participating Employer, are uniquely informed as to Participating Employer's operations and have the ability to materially affect Participating Employer's profitability and operations.

    Liability

      Liability for Benefits. Except as otherwise provided in this paragraph, liability for the payment of a Participant's benefit pursuant to this Plan shall be borne solely by the Participating Employer that employs the Participant and reports the Participant as being on its payroll during the accrual or increase of the Plan benefit, and no liability for the payment of any Plan benefit shall be incurred by reason of Plan sponsorship or participation except for the Plan benefits of a Participating Employer's own employees. Provided, however, that each Participating Employer, by accepting the Board's designation as a Participating Employer under the Plan and formally adopting the Plan, agrees to assume secondary liability for the payment of any benefit accrued or increased while a Participant is employed and on the payroll of a Participating Employer that is a Direct Subsidiary or Indirect Subsidiary of the Participating Employer at the time such benefit is accrued or increased. Such liability shall survive any revocation of designation as a Participating Employer with respect to any liabilities accrued at the time of such revocation. Nothing in this paragraph shall be interpreted as prohibiting any Participating Employer or any other person from expressly agreeing to the assumption of liability for a Plan Participant's payment of any benefits under the Plan.

      Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of a Participating Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any Policies or the proceeds therefrom owned or which may be acquired by a Participating Employer. Except as provided in Section 11.3, such Policies or other assets of a Participating Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of a Participating Employer under this Plan. Any and all of a Participating Employer's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Participating Employer. A Participating Employer's obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

    Trust Fund

    At its discretion, each Participating Employer, jointly or severally, may establish one (1) or more trusts, with such trustee as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Participating Employer's creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Participating Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by the Participating Employer.

    Nonassignability

    Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

    Not a Contract of Employment

    The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between a Participating Employer and a Participant, and neither a Participant nor a Participant's Beneficiary shall have any rights against a Participating Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of a Participating Employer or to interfere with the right of a Participating Employer to discipline or discharge a Participant at any time.

    Protective Provisions

    A Participant will cooperate with a Participating Employer by furnishing any and all information requested by a Participating Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examination as a Participating Employer may deem necessary and taking such other action as may be requested by a Participating Employer.

    Governing Law

    The provisions of this Plan shall be construed and interpreted according to the laws of the State of Oregon, except as preempted by federal law.

    Terms

    In this Plan document, unless the context clearly indicates the contrary, the masculine gender will be deemed to include the female gender, and the singular shall include the plural.

    Validity

    In case any provisions of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

    Notice

    Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Administrative Committee or to the Secretary of Participating Employer. Notice to the Administrative Committee, if mailed, shall be addressed to the principal executive offices of Participating Employer. Notice mailed to the Participant shall be at such address as is given in the records of the Participating Employer. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

    Successors

The provisions of this Plan shall bind and inure to the benefit of each Participating Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of a Participating Employer, and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its officers thereunto duly authorized this 19 day of March, 2003.

PORTLAND GENERAL ELECTRIC COMPANY

By: /s/Arleen N. Barnett

Arleen N. Barnett

Its: Vice President